Exhibit 10.1

G-III APPAREL GROUP, LTD.

2005 STOCK INCENTIVE PLAN

DEFERRED STOCK AWARD AGREEMENT

AGREEMENT, made as of the 5th day of October, 2012, between G-III APPAREL GROUP, LTD. (the “Company”) and                                          (the “Grantee”), pursuant to the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the “Plan”).

1. Deferred Stock Award. The Company hereby grants to the Grantee a deferred stock award under the Plan, consisting of the right to receive                  shares of the Company’s common stock (“Shares”) upon the terms and conditions set forth in this Agreement.

2. Vesting Conditions. Except as otherwise provided by this Agreement and the Plan, the Grantee’s right to receive the Shares covered by this Agreement shall become vested at the rate of 25% on October 5, 2014, 25% on October 5, 2015, 25% on October 5, 2016, and 25% on October 5, 2017, subject to the Grantee’s continuous employment or other service with the Company through the applicable vesting date; provided, however, the Grantee shall have no right to receive any Shares unless both of the following performance objectives shall have been attained: (a) during any period of twenty consecutive trading days beginning subsequent to the date hereof and ending on October 5, 2017, the average closing price per share of the Company’s common stock on the national exchange on which such stock is traded is at least $42.78; and (b) for any of the next five fiscal years of the Company (beginning with the fiscal year ending January 31, 2013), the amount of the Company’s after tax earnings, adjusted for acquisition costs, exceeds $53,000,000. For the avoidance of doubt, the time-based vesting percentages will be cumulative prior to the attainment of both performance conditions, such that, if the performance conditions are attained and the Grantee is then still in the continuous employ or service of the Company, then, upon the attainment of both performance conditions, the Grantee’s vested percentage in the Shares covered by the award will be equal to the vested percentage that would have been earned as of the date the performance conditions are attained if vesting had been determined as of that date solely in accordance with the above time-based vesting schedule.

3. Capital Changes. In the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock, the Company will make such adjustments to the number of Shares covered by this Agreement and the targeted stock price as it deems equitable under the circumstances.

4. Termination of Employment or Service. Upon the termination of the Grantee’s employment or other service with the Company, the Grantee’s right to receive Shares covered by this Agreement, to the extent not previously vested, will thereupon terminate and be canceled.

5. Issuance of Shares; Rights as a Shareholder.

(a) General. If and as soon as practicable after the Grantee’s right to receive any Shares becomes vested in accordance with the provisions hereof, the Company will cause such Shares to be issued and delivered in certificated or electronic form to the Grantee, subject to the satisfaction of applicable tax withholding requirements.

(b) Tax Withholding. The Company shall require as a condition of the issuance of vested Shares under this Agreement that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements attributable to the vesting or issuance and delivery of the Shares. In addition, or in the alternative, the Company may satisfy such tax withholding obligation (to the minimum required extent) in whole or in part by withholding Shares that would otherwise be delivered to the Grantee based upon the fair market value of the Shares on the applicable date.

(c) Rights as a Shareholder. The Grantee shall have no voting or other rights of a shareholder with respect to the Shares unless and until such Shares are issued to the Grantee in accordance with the provisions hereof.

6. Restrictions on Transfer. The Grantee’s right to receive Shares under this Agreement may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

7. No Other Rights Conferred. Nothing contained herein shall be deemed to give the Grantee a right to be retained in the employ of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Grantee’s employment.

8. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

9. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By:

Grantee